Exhibit 10.18

EXECUTION VERSION

PURCHASE AND CONTRIBUTION AGREEMENT

dated as of November 2, 2020

between

TRAEGER PELLET GRILLS LLC,

as Servicer

and the

ORIGINATORS FROM TIME TO TIME PARTY HERETO,

as Originators

and

TRAEGER SPE LLC,

as Transferee

-i-

TABLE OF CONTENTS

(continued)

ANNEX 1	UCC Details Schedule
ANNEX 2	Notice Information
EXHIBIT 2.3(d)	Form of Subordinated Note

-ii-

PURCHASE AND CONTRIBUTION AGREEMENT

THIS PURCHASE AND CONTRIBUTION AGREEMENT dated as of November 2, 2020 (this “Agreement”) is among TRAEGER PELLET GRILLS LLC, a Delaware limited liability company (“Traeger”), as initial servicer (in such capacity, the “Servicer”), the originators from time to time party hereto (each, an “Originator”, and collectively, the “Originators”) and Traeger SPE LLC, a Delaware limited liability company (the “Transferee”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1    Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Article I of the Receivables Financing Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Financing Agreement”) among Transferee, as Borrower, Traeger, as Servicer, the lenders and group agents party thereto from time to time, and MUFG Bank, Ltd., as Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Deferred Payment” has the meaning given in Section 2.2.

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any Traeger Party with respect to, or that evidence or relate to, the Pool Receivables, the Related Rights, any other Collateral, the Obligors of such Pool Receivables or the origination, collection or servicing of any of the foregoing.

“Related Rights” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records (but excluding any obligations or liabilities under the Contracts), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security and (d) all products and proceeds of any of the foregoing.

“Transfer Termination Date” means, with respect to any Originator, the date that Receivables and Related Rights cease being sold or contributed, as applicable, to the Transferee under this Agreement pursuant to Article VI of this Agreement.

“Transfer Termination Event” means the occurrence of any of the following events or occurrences with respect to an Originator:

(a)    such Originator shall fail to make when due any payment or deposit or transfer any monies to be made by it under this Agreement or any other Transaction Document as and when due and such failure is not remedied within two (2) Business Days;

(b)    any representation or warranty made or deemed to be made by such Originator under this Agreement, any other Transaction Documents to which it is a party shall prove to have been incorrect or untrue in any material respect when made or deemed made;

(c)    such Originator shall fail to perform or observe in any material respect, any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue unremedied for thirty (30) days; or

(d)    an Event of Bankruptcy shall have occurred with respect to such Originator.

“Senior Interest Holders” has the meaning given in Exhibit 2.3(d).

“Senior Interests” has the meaning given in Exhibit 2.3(d).

“Subordinated Note” has the meaning given in Section 2.3(d).

“Subordination Provisions” has the meaning given in Exhibit 2.3(d).

“Transfer” means the assignment and/or transfer, whether by sale, contribution or other conveyance of the Receivables and the Related Rights (or any of them) from an Originator to the Transferee pursuant to Section 2.1 of this Agreement.

SECTION 1.2    Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Receivables Financing Agreement.

ARTICLE II

AGREEMENT TO TRANSFER

SECTION 2.1    Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells or contributes, as applicable, to Transferee, and Transferee hereby purchases or acquires from each Originator, as applicable, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Rights, in each case whether now existing or hereafter arising, acquired, or originated.

SECTION 2.2    Timing of Transfers.

(a)    All of the Receivables and the Related Rights existing at the opening of each Originator’s business on the Closing Date are hereby Transferred to Transferee on such date in accordance with the terms hereof. Each Receivable originated or acquired by any Originator during the period from the day immediately following the Closing Date until the Transfer Termination Date (or with respect to the Excluded Receivables, until the applicable Excluded Obligor Date) and Related Rights thereto, shall be deemed to have been automatically Transferred by such Originator to Transferee immediately (and without further action by any Person) upon the creation or acquisition of such Receivable by such Originator.

(b)    The parties hereto hereby acknowledge and agree that (i) pursuant to Section 9-204 of the UCC, a security interest (as defined in the UCC, which expressly includes the interest of a buyer of accounts or payment intangibles) may include an interest in after-acquired property and (ii) notwithstanding anything to the contrary set forth herein, the Transfer of Receivables and Related Rights on the Closing Date pursuant to Section 2.2(a) of this Agreement is a present Transfer of Receivables and Related Rights existing on the Closing Date or thereafter arising or acquired (including all Receivables and Related Rights originated or acquired after the Closing Date).

SECTION 2.3    Consideration for Transfers:    (a) On the terms and subject to the conditions set forth herein, Transferee agrees to pay the Agreed Value (as hereinafter defined) of each Transferred Receivable to the applicable Originator in accordance with the terms hereof as consideration for the Transfer of such Receivable and the Related Rights; provided that with respect to any Transfer of Receivables and Related Rights that constitutes a capital contribution by such Originator to the Transferee, such payment of the Agreed Value shall be a distribution by the Transferee to the applicable Originator with respect to the membership interest of such Originator in the Transferee and shall be (i) subject to Applicable Law with respect to distributions by a limited liability company to its members, including, without limitation, Section 18-607 of the Delaware Limited Liability Company Act, and the organizational documents of the Transferee and (ii) payable solely to the extent that such distribution is permitted under the terms of the Receivables Financing Agreement.

(b)    In respect of (i) Transfers on the Closing Date by such Originator hereunder, Transferee shall pay the respective Originators the applicable Agreed Value for the Receivables and the Related Rights within five (5) Business Days after such creation in immediately available funds and (ii) Transfers of Receivables and the Related Rights originated on or after the Closing Date, Transferee shall pay the respective Originators the applicable Agreed Value on such day; provided, however, in the case of clause (i) and clause (ii), (x) that with respect to any Transfer of Receivables and the Related Rights that constitutes a capital contribution by the Originator to the Transferee, such payment of the Agreed Value of each such Subject Receivable may be treated as a cash contribution to the capital of the Transferee that is immediately and simultaneously offset by an equal portion of the Agreed Value payable by the Transferee to such Originator, without physical transfer of any funds, (y) if the Transfer of Receivables and the Related Rights does not constitute a capital contribution by the Originator, to the extent that Transferee does not have funds available to pay the Agreed Value due on any day in cash (such cash insufficiency being a “Deferred Payment”), then until such Deferred Payment is made in cash, the Deferred Payment shall be deemed principal, as applicable to each Originator, of the respective Subordinated Notes, subject to the limitation in Section 2.4(d) below and (z) for administrative convenience, a reconciliation of the Agreed Values payable by the Transferee to each Originator shall be effected on each Settlement Date for all Receivables and Related Rights for which the Transfer occurs during the Fiscal Month most recently ended prior to such Settlement Date; provided, however, that each Originator shall maintain (or cause the Servicer to maintain) such books and records as may be reasonably necessary to ensure that such reconciliation, if requested by the Transferee, may be performed on any Business Day (for any Receivable Transferred on or prior to such Business Day) with commercially reasonable prior notice. The Related Rights with respect to each Receivable shall be Transferred at the same time as such Receivable, whether such Related Rights exist at such time or arise, are acquired or are originated thereafter by the respective Originator.

SECTION 2.4    Agreed Value. (a) The consideration (“Agreed Value”) for the Receivables and the Related Rights shall equal, in the case of a contribution, the net book value of the Receivables and the Related Rights, and in the case of a sale, a formula consisting of the face amount of such receivables less a discount factor representing the fair market value of the Receivables and the Related Rights as agreed by each Originator and Transferee at the time of purchase or acquisition. The Agreed Value shall not be adjusted or modified after the applicable purchase date.

(b)    On the date of the initial Transfer, Traeger shall Transfer Receivables and the Related Rights to Transferee as a capital contribution in the amount set forth in a written notice on the date thereof from Traeger to Transferee and Administrative Agent.

(c)    Transferee shall pay the related Originator the Agreed Value (which may take the form of a declared distribution with respect to contributed Receivables and payment of a purchase price in the amount of the Agreed Value with respect to sold Receivables or may be treated as a cash contribution to the capital of the Transferee that is immediately and simultaneously offset by an equal portion of the Agreed Value payable by the Transferee to such Originator, without physical transfer of any funds) with respect to each Transferred Receivable and the Related Rights, created or acquired by such Originator on the date of Transfer thereof as set forth above by transfer of funds, to the extent that Transferee has funds available for that purpose after satisfying Transferee’s obligations under the Receivables Financing Agreement and such payment is not prohibited under the Transaction Documents.

(d)    In the case of any Originator (including, in this capacity, Traeger), to the extent that Transferee does not have funds available to pay the Agreed Value due on any day in cash, Transferee shall execute and deliver in the form attached to this Agreement as Exhibit 2.3(d), a subordinated promissory note (each, a “Subordinated Note”) in a principal amount equal to such Deferred Payment and payable to the order of such Originator, or shall increase the principal amount of any outstanding Subordinated Note to such Originator by the amount of any Deferred Payment; provided, that the aggregate principal amount of the Subordinated Notes shall not at any time exceed or be permitted to exceed (x) the maximum amount on the Subordinated Notes that could be owed without rendering Borrower’s Net Worth less than the Required Capital Amount, (y) the maximum amount on the Subordinated Notes permitted under the terms of the First Lien Credit Agreement or (z) an amount equal to 10.00% of the aggregate Outstanding Balance of all Subject Receivables then included in the Receivables Pool. Each Originator is hereby authorized by Transferee to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Transferee thereunder.

(e)    To the extent (i) Transferee does not have funds available to pay the Agreed Value due on any day in cash and (ii) any Subordinated Note may not be increased as provided in clause (d) above, Traeger, as an Originator hereunder and as sole member of the Transferee, may elect in its sole discretion to treat Receivables and Related Rights allocable to any Deferred Payment to have been transferred by Traeger to Transferee as a capital contribution, in return for an increase in the value of the equity interest in Transferee held by Traeger, and Traeger shall be deemed to have so elected to make such a capital contribution unless and until Traeger notifies the Transferee and the Administrative Agent in writing that it has elected not to make such capital contributions. Traeger may also, at its option in its sole discretion, contribute cash or cash equivalents to Transferee in return for an increase in the value of the equity interest in Transferee held by Traeger. Servicer may evidence Traeger’s election to treat all or any portion of a Deferred Payment as a capital contribution by recording it as such on the books and records of Transferee as maintained by the Servicer, and no further notice or acceptance of any such contribution shall be necessary. For the avoidance of doubt, nothing in this Agreement shall be construed to require Traeger to make any capital contribution to the Transferee. Traeger and Transferee shall each record on its respective books and records any capital contribution made by Traeger to Transferee promptly following its occurrence.

It is the current intention of the parties that each Transfer of Receivables and Related Rights hereunder shall be effected by contribution rather than by a sale for which the purchase price (in the amount of the Agreed Value for each Receivable) is paid in cash and/or by an increase in the principal balance of such Originator’s Subordinated Note.

SECTION 2.5    No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the Transfer of Receivables and Related Rights under this Agreement shall be without recourse to any Originator. Each Originator and Transferee intend the transactions hereunder to constitute absolute and irrevocable true sales and/or valid contributions of Receivables and the Related Rights by each Originator to Transferee, providing Transferee with the full risks and benefits of ownership of the Receivables and Related Rights (such that the Receivables and the Related Rights would not be property of any Originator’s estate in the event of such Originator’s bankruptcy). Each Originator and the Transferee have structured the transactions contemplated by this Agreement as a sale and/or contribution, and each Originator and the Transferee agree to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements).

None of Transferee, Administrative Agent, the Lenders or the other Affected Persons shall have any obligation or liability under any Receivables or Related Rights, nor shall Transferee, Administrative Agent, any Lender or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivables or Related Rights).

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1    Traeger to Act as Servicer, Contracts. (a) Traeger shall be responsible for the servicing, administration and collection of the Receivables and the Related Rights for the benefit of Transferee and for the benefit of Administrative Agent (as Transferee’s assignee) on behalf of the Lenders, all on the terms set out in (and subject to any rights to terminate Traeger as Servicer and appoint a successor Servicer pursuant to) the Receivables Financing Agreement.

(b)    Each Originator shall cooperate with Transferee and Servicer in collecting amounts due from Obligors in respect of the Receivables.

(c)    Transferee and each Originator hereby grant to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Transferee or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Transferee or such Originator or transmitted or received by Transferee or such Originator in connection with any Receivable and any Related Rights (including under the related records).

(d)    Each Originator hereby grants to Transferee and to Administrative Agent, as assignee of Transferee, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Transferee or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Transferee or such Originator or transmitted or received by Transferee or such Originator in connection with any Receivable and any Related Rights (including under the related records).

(e)    Each Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of the Transferee, the Servicer, the Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Financing Agreement shall not relieve such Originator from such obligations.

SECTION 3.2    Deemed Collections. (a) If on any day:

(i)    the Unpaid Balance of any Receivable originated by any Originator is: (A) reduced as a result of any defective or rejected goods or services, any discount, dispute, refunds, netting, rebates or any adjustment or otherwise by any Traeger Party or any Affiliate thereof (other than cash Collections on account of the Receivables) or (B) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or any netting by any Person; or

(ii)    (A) any of the representations or warranties of any Originator set forth in Section 4.2 is not true with respect to any Receivable at the time made or deemed made, or (B) any Receivable included in any Monthly Report or Interim Report as an Eligible Receivable or in any calculation of Net Receivable Pool Balance as an Eligible Receivable fails to be an Eligible Receivable at the time of such inclusion;

then, on such day, the Originator that sold or contributed such Receivable to Transferee hereunder shall be deemed to have received a Collection of such Receivable:

(1)    in the case of clause (i) above, in the amount of such reduction or adjustment; or

(2)    in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of any Originator were untrue.

Collections deemed received by any Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b)    Such Originator shall transfer to a Collection Account immediately available funds within two (2) Business Days after the event giving rise to such Deemed Collection, an amount equal to (x) if such Deemed Collection occurs prior to the Termination Date and no Event of Default has occurred and is continuing, the lesser of (I) the sum of all Deemed Collections with respect to such reduction, adjustment or breach and (II) an amount necessary to eliminate any Borrowing Base Deficit that exists at such time and (y) if such reduction, adjustment or breach occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all Deemed Collections with respect to such reduction, adjustment or breach.

SECTION 3.3    Actions Evidencing Transfers. (a) On or prior to the Closing Date, each Originator (or Servicer, on behalf of Originators) shall take all steps reasonably necessary to ensure that there shall be placed on each data processing report that it generates that is provided to a proposed purchaser or lender to evaluate the Receivables, a legend evidencing that the Pool Receivables have been transferred to the Transferee in accordance with this Agreement and none of the Originators or Servicer shall change or remove such legend without the consent of Transferee and the Administrative Agent, as its assignee. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Transferee or the Administrative Agent, as its assignee may reasonably request in order to perfect, protect or more fully evidence the Transfer hereunder, or to enable Transferee or the Administrative Agent, as its assignee to exercise or enforce any of their respective rights with respect to the Receivables and the Related Rights.

Without limiting the generality of the foregoing, each Originator will upon the request of Transferee or its designee:

(i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of Transferee and Administrative Agent, as its assignee in the Receivables and the Related Rights; and (ii) upon and after the occurrence of an Event of Default or an Unmatured Event of Default, mark conspicuously each Contract (or such Originator’s records with respect to such Contract) evidencing each Receivable with a legend, acceptable to Transferee and the Administrative Agent, as its assignee, evidencing that the related Receivables have been Transferred in accordance with this Agreement.

(b)    Each Originator hereby authorizes Transferee or its designee (i) to file in the name of such Originator one or more financing statements, and amendments thereto, continuations thereof and assignments thereof, relative to all or any of the Receivables and the Related Rights now existing or hereafter arising and (ii) to the extent permitted by the Receivables Financing Agreement, to notify Obligors of the assignment of the Receivables and the Related Rights.

(c)    Without limiting the generality of subsection (a), each Originator shall: authorize and deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4    Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it shall be applied as specified in writing or otherwise by such Obligor or as required by Applicable Law or by the underlying Contract. If the manner of application of any such payment is not specified by the related Obligor and is not required by Applicable Law or by the underlying Contract, such payment shall, unless Transferee instructs otherwise, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1    Mutual Representations and Warranties. Each Originator represents and warrants to Transferee, and Transferee represents and warrants to each Originator, as of the Closing Date and as of each date in which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a)    Organization and Good Standing. It is duly organized and validly existing in good standing under the laws of its jurisdiction of organization, with the power and authority under its Organizational Documents and under the laws of its jurisdiction of organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)    Due Qualification. It is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. (i) It has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party, (C) with respect to Traeger, sell, assign or contribute the Receivables and the Related Rights on the terms and conditions herein provided, (D) with respect to each Originator other than Traeger, sell or assign the Receivables and the Related Rights on the terms and conditions herein provided and (E) with respect to Transferee, purchase, acquire and own the Receivables and the Related Rights on the terms and conditions herein provided and (ii) the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary action.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Organizational Documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim (other than a Permitted Adverse Claim) upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except, with respect to this clause (iii), to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect on such Originator.

(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of such Person, threatened, against such Person before any Governmental Authority and (ii) such Person is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserting the invalidity of this Agreement or any other Transaction Document, (B) seeking to prevent the sale, assignment or contribution, as applicable, of any Receivables and Related Rights, the ownership or acquisition by the Transferee of any Receivable or Related Rights or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeking any determination or ruling that would materially and adversely affect the performance by such Person of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect on such Originator.

(g)    Governmental Approvals. Except (i) for the filing of UCC financing statements as contemplated by Section 6.1 of the Receivables Financing Agreement to occur on the date hereof and (ii) where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Person in connection with the sale, assignment or contribution, as applicable, of any Receivables and Related Rights hereunder or the due execution, delivery and performance by such Person of this Agreement or any other Transaction Document to which it is a party and the consummation by such Person of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)    Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by such Originator to Buyer under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of a debt incurred by such Person in the ordinary course of business or financial affairs of such Person and (ii) made in the ordinary course of business or financial affairs of such Person.

SECTION 4.2    Additional Representations and Warranties of Each Originator. Each Originator represents and warrants to Transferee as of the Closing Date and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a)    Valid Transfer and Contribution. The Transfer of Receivables and Related Rights under this Agreement constitutes a valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by such Originator, enforceable against creditors of, and purchasers from such Originator.

(b)    Margin Regulations. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations U of the Board of Governors of the Federal Reserve System).

(c)    Quality of Title. Prior to its sale or contribution to Transferee hereunder, each Receivable originated by such Originator, together with the Related Rights, is owned by such Originator free and clear of any Adverse Claim (other than a Permitted Adverse Claim). When Transferee purchases or acquires by contribution such Receivable and Related Rights and all Collections and proceeds if any of the foregoing, Transferee shall have acquired legal and equitable title to such Receivable, for fair consideration and reasonably equivalent value (and each Originator represents and warrants that it has taken all steps under the UCC necessary to perfect the transfer of such ownership interest in such assets), free and clear of any Adverse Claim (other than a Permitted Adverse Claim); and no financing statement or other instrument similar in effect covering any Receivable sold or contributed hereunder, any interest therein, and the Related Rights is on file in any recording office, except such as may be filed (i) in favor of Transferee (and assigned to Administrative Agent) or (ii) in favor of Administrative Agent in accordance with the Receivables Financing Agreement.

(d)    Accuracy of Information. All Monthly Reports, Interim Reports, certificates, reports, statements, documents and other information furnished by or on behalf of such Originator or its Affiliates to Transferee, Administrative Agent or any other Credit Party in connection with this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same was so furnished, complete and correct in all material respects on the date the same are furnished to Transferee, Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.

(e)    UCC Details. Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business and the offices where such Originator keeps all its Records are specified in Annex 1, in jurisdictions where all action required by Section 8.02 of the Receivables Financing Agreement has been taken and completed. Except as described in Annex 1, such Originator has no, and within the last five years, has not had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has not, within the last five years, changed the location of its chief executive office or its true legal name, identity or limited liability company structure. Each Originator is organized only in a single jurisdiction.

(f)    Perfection Representations.

(1)    This Agreement creates a valid and continuing “security interest” (as defined in the applicable UCC) in the Transferee’s right, title and interest in, to and under the Receivables and Related Rights which will be free of all Adverse Claims (other than a Permitted Adverse Claim) in such Receivables and Related Rights.

(2)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(3)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law and all other requirements under the appropriate jurisdictions under Applicable Law have been complied with in order to perfect (and continue the perfection of) the sale and/or contribution of the Receivables and Related Security from each applicable Originator to the Transferee pursuant to this Agreement.

(4)    Other than the ownership interest granted to the Transferee pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against itself that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against itself.

(5)    Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 4.2(f) shall be continuing and remain in full force and effect until the Final Payout Date.

(g)    The Lock-Boxes and Collection Accounts.

(1)    Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(2)    Ownership. Each Lock-Box and Collection Account is in the name of the Transferee, and the Transferee owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim (other than a Permitted Adverse Claim).

(3)    Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Transferee. Neither the Transferee nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Transferee, the Servicer and the Administrative Agent. All Obligors have been instructed to make all payments in respect of the Receivables to a Collection Account.

(h)    Taxes. Such Originator has timely filed all federal and other material Tax returns (federal, state and local) required to be filed by it and paid, or caused to be paid, all federal and other material Taxes, assessments and other governmental charges, if any, other than any Taxes, assessments and other governmental charges which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(i)    Servicing Programs. No license or approval is required for Servicer’s or Transferee’s use of any software or other computer program used by such Originator in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(j)    Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contracts.

(k)    Compliance with Applicable Law. Such Originator (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Receivables and the related Contracts and (ii) has complied in all material respects with all Applicable Laws in connection with originating the Receivables.

(l)    Eligible Receivables. Each Receivable shall be an Eligible Receivable on the date of the sale or contribution of such Receivable hereunder, unless otherwise specified in the first Monthly Report or Interim Report that includes such Receivable.

(m)    Adverse Change in Receivables. Since the Closing Date, there has been no material adverse change in either the collectability or the payment history of the Receivables, taken as a whole, originated by such Originator.

(n)    Financial Condition. The consolidated balance sheets of Traeger and its consolidated Subsidiaries as of December 31, 2019 and the related statements of income and shareholders’ equity of Traeger and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Transferee, the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of Traeger and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP (except as otherwise disclosed in such balance sheet and statement).

(o)    Investment Company Act. Such Originator is not an “investment company,” registered or required to be registered under the Investment Company Act.

(p)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(q)    Solvent. Such Originator is Solvent.

(r)    No Material Adverse Effect. Since June 30, 2020 there has been no Material Adverse Effect with respect to such Originator.

(s)    Opinions. The facts regarding such Originator, the Receivables, the Related Rights and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(t)    Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Lenders, the Group Agents and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Transferee’s identity as a legal entity separate from such Originator.

(u)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of (a) the Traeger Parties or any of their respective Subsidiaries, Affiliates, directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (b) the Traeger Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country, and (c) the Traeger Parties has violated, been found in violation of or is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or of any Sanctions.

(v)    Proceeds. No proceeds received by any Traeger Party or any of their respective Subsidiaries or Affiliates in connection with any sale will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(w)    Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of each of the Traeger Parties that are designed to achieve compliance by the Traeger Parties and their respective Affiliates, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Traeger Parties and their respective Affiliates, officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(x)    ERISA. No ERISA Event has occurred during the prior five years, except to the extent that any such ERISA Event, alone or with any other such ERISA Events, could not reasonably be expected to result in a Material Adverse Effect.

(y)    No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(z)    No Event of Default. No event has occurred and is continuing and no condition exists, or would result from the sale, transfer and assignment or contribution of the Receivables originated by such Originator, that constitutes or may reasonably be expected to constitute an Event of Default or an Unmatured Event of Default.

(aa)    Other Transaction Documents. Each representation and warranty made by such Originator under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1    Mutual Covenants. At all times from the Closing Date until the Final Payout Date, Transferee and each Originator shall:

(a)    Compliance with Laws, Etc. Comply with all Applicable Laws to which it may be subject if the failure to comply would reasonably be expected to have a Material Adverse Effect.

(b)    Existence. Keep in full force and effect its existence and rights as a corporation or other entity in the jurisdiction of its organization. Such Originator shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of Transferee as a legal entity separate and apart from such Originator and any Affiliate of such Originator, including complying with (and causing to be true and correct) each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions) and (ii) not take any actions inconsistent with the terms of Section 7.03 of the Receivables Financing Agreement or Transferee’s Organizational Documents.

SECTION 5.2    Additional Covenants of Each Originator. At all times from the Closing Date until the Final Payout Date, each Originator shall:

(a)    Furnishing of Information and Inspection of Receivables. Furnish or cause to be furnished to the Transferee, the Administrative Agent and each Group Agent from time to time such information with respect to the Receivables and the other Collateral as the Transferee, the Administrative Agent or any Group Agent may reasonably request. Each Originator will, at such Originator’s expense, during regular business hours with reasonable prior written notice (i) permit the Transferee, the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Receivables or Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records and (C) discuss matters relating to the Receivables, the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon reasonable prior written notice from the Transferee or Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such

Receivables and Related Rights; provided, that the Originators shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period (excluding any audits/inspections requested by Transferee), unless an Event of Default has occurred and is continuing.

(b)    Records. Maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable) and the identification and segregation of Excluded Receivables (including records adequate to permit the immediate identification of each new Excluded Receivable and all collections of each existing Excluded Receivable).

(c)    Conduct of Business. Each Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)    Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables, to the same extent as if such Originator’s Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Transferee, Servicer, Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Financing Agreement shall not relieve such Originator from such obligations.

(e)    Location of Records. Keep its chief executive office and principal place of business, and the offices where it keeps its Records (and all original documents relating thereto), at the address of such Originator referred to in Annex 1 or at such other locations in jurisdictions where all action required by Section 7.02 of the Receivables Financing Agreement shall have been taken and completed.

(f)    Credit and Collection Policy. Timely and fully comply with the Credit and Collection Policy in all material respects with regard to each Receivable sold or contributed by it hereunder and the related Contract.

(g)    Payments on Receivables and Collection Accounts. At all times, instruct all Obligors to deliver payments on the Receivables directly to a Collection Account or a Lock-Box. Each Originator will, at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables and to both (i) segregate such Collections from other funds and (ii) promptly remit such Collections to a Collection

Account. If any payments on the Receivables or other Collections are received by any Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and, at any time after the Applicable Date, promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account; provided, however, that in the event that any such payments on the Receivables or other Collections are not remitted by an Obligor directly into a Collection Account or a Lock-Box, the applicable Originator (or the Servicer on its behalf) shall notify the applicable Obligor of such failure and shall take commercially reasonable action to ensure that future payments on Receivables owing by such Obligor are remitted by such Obligor directly to a Collection Account or a Lock-Box. No Originator will commingle Collections or other funds to which the Transferee, the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds, except as may be permitted pursuant to the Receivables Financing Agreement. Each Originator shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Transferee, except as may be permitted pursuant to the Receivables Financing Agreement.

(h)    Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Receivable.

(i)    Commingling. Each Originator will at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Collection Account other than Collections on Pool Receivables.

(j)    Taxes. Each Originator will (i) timely file all federal and other material Tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all federal and other material Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(k)    Accounting. Other than for consolidated accounting purposes, such Originator will not account for or treat the transactions contemplated hereby in any manner other than as a sale or contribution (as applicable) of Receivables and the Related Rights by such Originator to the Transferee; provided that solely for federal income tax reporting purposes, the Transferee is treated as a “disregarded entity” of Traeger and, therefore, the conveyance of Receivables and Related Rights by Traeger to the Transferee hereunder will not be recognized.

(l)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Ensure that policies and procedures are maintained and enforced by or on behalf of each Traeger Party to promote and achieve compliance by the Traeger Parties and each of their Subsidiaries, Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

SECTION 5.3    Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish (or cause to be furnished) to Transferee and to Administrative Agent each of the following:

(a)    Other Information. Such other information (including non-financial information) regarding the Receivables sold or contributed by such Originator hereunder or the operations, assets, liabilities and financial condition of any Traeger Party as the Transferee, the Administrative Agent or any Group Agent may from time to time reasonably request.

(b)    Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(c)    Notices. Notice in writing of any of the following events (x) with respect to clauses (i) through (ix) below, promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer or a Financial Officer of any Originator learning of the occurrence thereof and (y) with respect to clause (x) below, promptly upon (but in no event later than two (2) Business Days after), with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Events of Default or Unmatured Events of Default. The occurrence of any Event of Default or Unmatured Event of Default.

(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed to be made by such Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)    Litigation. To the extent permitted by Applicable Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Traeger Party, or, to the knowledge of a Financial Officer of any Traeger Party, affecting any Traeger Party, or any materially adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Originators to the Transferee and the Administrative Agent, that in each case with respect to any Person, would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Transaction Document.

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon the Receivables or Related Rights or any portion thereof, (B) any Person other than the Transferee, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box), or (C) any Obligor shall receive any change in payment instructions with respect to Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)    Name Changes. Any change in any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements or similar filings.

(vi)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Transferee, the Servicer, any Originator or the Parent, (ii) any accounting policy of the Transferee or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Receivables shall be deemed “material” for such purpose).

(vii)    ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(viii)    Transfer Termination Event. The occurrence of a Transfer Termination Event.

(ix)    Material Adverse Effect. Any development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(x)    Liquidity Shortfall. The occurrence of a Liquidity Shortfall.

SECTION 5.4    Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not, without the prior written consent of Administrative Agent and Transferee, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a)    Sales, Liens, etc. Except as otherwise explicitly provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than a Permitted Adverse Claim) upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable or other Collateral, or assign any right to receive income in respect thereof.

(b)    Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02 of the Receivables Financing Agreement, the Originators will not, and will not permit the Servicer to, alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract in all material respects.

(c)    Change in Credit and Collection Policies. Make any material change in the Credit and Collection Policy without the prior written consent of the Transferee and the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, such Originator will deliver a copy of the updated Credit and Collection Policy to the Transferee, the Administrative Agent and each Lender.

(d)    Change in Payment Instructions to Obligors. Add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Collection Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(e)    Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets as an entirety to any Person, unless in the case of any merger or consolidation (i) such Originator shall be the surviving entity and (A) no Change in Control shall result and (B) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States or any state thereof, (B) the surviving entity shall execute and deliver to Transferee, Administrative Agent and each Group Agent an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of such Originator under this Agreement and each of the other Transaction Documents to which it is a party, (C) no Change in Control shall result, (D) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, (E) the surviving entity maintains its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America, (F) Administrative Agent receives all documentation and other information regarding “know your customer” and anti-money laundering rules and regulations as it shall request, (G) the Administrative Agent, the Majority Group Agents and the Transferee provide prior written consent to such transaction and (H) Administrative Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(f)    Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or limited liability company organization structure or make any other change such that any financing statement filed or other action taken to perfect Transferee’s or Administrative Agent’s interests hereunder and under the Receivables Financing Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) no Change in Control shall result, (iii) Administrative Agent receives all documentation and other information regarding “know your customer” and anti-money laundering rules and regulations as it shall request, (iv) the Administrative Agent, the Majority Group Agents and the Transferee provide prior written consent to such change and (v) Administrative Agent and Transferee have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g)    Actions Impairing Quality of Title. Take any action that would reasonably be expected to cause any Receivable, together with the Related Rights, not to be owned by Transferee free and clear of any Adverse Claim (other than a Permitted Adverse Claim); or take any action that would reasonably be expected to cause Administrative Agent not to have a first priority perfected security interest in the Receivables and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Rights (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim (other than a Permitted Adverse Claim); or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable or any Related Rights on file in any recording office (except such as may be filed (i) in favor of Transferee in accordance with any Transaction Document or (ii) in favor of Administrative Agent in accordance with this Agreement or any Transaction Document).

(h)    Transferee’s Tax Status. Take or cause any action to be taken that could reasonably result in the Transferee being treated other than as “disregarded as an entity separate from its owner” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly-owned by a U.S. Person.

(i)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each Originator will not, and shall procure that its Subsidiaries, Affiliates or its or their respective directors, officers, employees and agents shall not use, the proceeds of any sale of Receivables hereunder (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(j)    Evading and Avoiding. Engage in, or permit any of its Subsidiaries, Affiliates or any director, officer, employee, agent or other Person acting on behalf of such Originator or any of its Subsidiaries in any capacity in connection with or directly benefitting from the Agreement to engage in, or to conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

ARTICLE VI

TERMINATION OF TRANSFERS

SECTION 6.1    Voluntary Termination. Upon the occurrence and during the continuation of a Transfer Termination Event with respect to any Originator, the Transfer of Receivables and Related Rights by such Originator pursuant to this Agreement may be terminated by the Transferee, with the prior written consent of the Administrative Agent, at any time when the Aggregate Capital is equal to zero.

SECTION 6.2    Automatic Termination. The Transfer of Receivables and Related Rights pursuant to this Agreement shall automatically terminate if (i) an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or Transferee or (ii) the Final Payout Date shall have occurred.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1    Each Originator’s Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, each Originator jointly and severally, hereby agrees to indemnify and hold harmless Transferee, Transferee’s Affiliates and all of their respective successors, transferees, participants and assigns, the Administrative Agent, the Credit Parties, the Affected Persons, all Persons referred to in Section 8.4 hereof, and all officers, members, managers, directors, shareholders, controlling persons and employees of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of such Originator pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Originator Indemnified Amounts”); excluding (i) Originator Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Originator Indemnified Amounts resulted solely from the gross negligence or willful misconduct by such Originator Indemnified Party seeking indemnification and (ii) Originator Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor.    Without limiting or being limited by the foregoing, each Originator, jointly and severally, shall pay on demand, to each Originator Indemnified Party any and all amounts necessary to indemnify such Originator Indemnified Party from and against any and all Originator Indemnified Amounts relating to or resulting from any of the following (but excluding Originator Indemnified Amounts described in clauses (i) and (ii) above):

(i)    the transfer by such Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Rights to Transferee pursuant to this Agreement and the grant of a security interest to Transferee pursuant to this Agreement;

(ii)    any representation, warranty or statement made or deemed made by such Originator (or any of its respective officers) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered under any Transaction Document) shall have been untrue, false or incorrect when made or deemed made;

(iii)    the failure of such Originator to comply with any Applicable Law (including with respect to any Receivable or the Related Rights), or the nonconformity of any Receivable or Related Rights transferred or purported to be transferred by such Originator with any such Applicable Law;

(iv)    the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Rights) transferred, or purported to be transferred by such Originator, to Transferee pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);

(v)    any attempt by any Person (including Transferee) to void the transfers by such Originator contemplated hereby under statutory provisions or common law or equitable action;

(vi)    the failure to have filed, or any delay in filing of, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable transferred by such Originator, or purported to be transferred by such Originator, to Transferee pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;

(vii)    any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred, or purported to be transferred by such Originator, to Transferee pursuant to this Agreement (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(viii)    any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(ix)    any suit or claim related to the Receivables transferred, or purported to be transferred by such Originator, to Transferee pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable to the extent not covered pursuant to Section 8.6);

(x)    the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Rights (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied) transferred or purported to be transferred by such Originator;

(xi)    the failure of any Originator, Servicer or any predecessor in interest to notify any Obligor of the assignment pursuant to the terms hereof by of any Receivable by such Originator to Transferee or the failure to require that payments (including any under the related insurance policies) be made directly to Transferee pursuant to the terms hereof;

(xii)    failure by such Originator to comply with the “bulk sales” or analogous Applicable Laws of any jurisdiction;

(xiii)    any Taxes imposed upon any Originator Indemnified Party or upon or with respect to the Receivables transferred, or purported to be transferred, to Transferee by such Originator pursuant to this Agreement and all reasonable and documented costs and expenses related thereto or arising therefrom, including the reasonable and documented fees and expenses of counsel in defending against the same, to the extent such Taxes or such amounts relating thereto arise by reason of the purchase or ownership, contribution or sale of such Receivables (or of any interest therein) or Related Rights pursuant to this Agreement or any goods which secure any such Receivables or Related Right;

(xiv)    any loss arising, directly or indirectly, as a result of the imposition of sales or analogous Taxes or the failure by such Originator or Servicer to timely collect and remit to the appropriate authority any such taxes;

(xv)    any commingling by such Originator of any funds relating to the Receivables with any of its own funds or the funds of any other Person;

(xvi)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Receivable or any related Contract;

(xvii)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xviii)    any failure by such Originator to obtain consent from any Obligor prior to the assignment of any Receivable and Related Rights pursuant to the terms of this Agreement;

(xix)    any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto by such Originator pursuant to this Agreement;

(xx)    any inability of such Originator or Transferee to assign any Receivable or other Related Right as contemplated under the Transaction Documents; or the violation or breach by such Originator or Servicer of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach;

(xxi)    any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Originator Indemnified Party in connection with the Transaction Documents as a result of any action of any Traeger Party or any of their respective Affiliates; or

(xxii)    any other amount paid or payable pursuant to Sections 4.02 or 13.04 of the Receivables Financing Agreement.

SECTION 7.2    Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless for Originator Indemnified Amounts, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1    Amendments, etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Transferee, Administrative Agent, the Majority Group Agents and (if an amendment) such Originator, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No Originator may amend or otherwise modify any other Transaction Document executed by it without the written consent of Transferee, Administrative Agent and the Majority Group Agents.

SECTION 8.2    No Waiver; Remedies. (a) No failure on the part of Transferee or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. After the occurrence and during the continuance of an Event of

Default, Transferee (or Administrative Agent as assignee of Transferee’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Rights)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. Each Originator hereby acknowledges and agrees that specific remedies have been granted to the Administrative Agent and certain other parties the Receivables Financing Agreement and such Originator shall not object to the exercise thereof and no such Originator shall have any right or claim against any party as a result of such exercise. Without limiting the foregoing, MUFG, individually and as Administrative Agent, each Lender and each other Credit Party, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of the parties hereto, against all obligations of each Originator, now or hereafter existing under this Agreement or any other Transaction Document (other than in respect of any repayment of the Aggregate Capital or Interest by Transferee pursuant to the Receivables Financing Agreement), to any Affected Person, any Indemnified Party or any other Affected Person.

(b)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to any Originator, and without waiving any of its rights under any of the Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(c)    The Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

SECTION 8.3    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and electronic mail) and faxed or delivered to each party hereto, at its address set forth in Annex 2 or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail, courier or certified mail, when received, and (b) if transmitted by facsimile or electronic mail, when sent. Any obligation of any Traeger Party to provide notices or other information to a Credit Party shall be deemed satisfied once such notice or information is provided to the relevant Credit Party by any Traeger Party.

SECTION 8.4    Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Financing Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Financing Agreement. Each Originator acknowledges that Transferee’s rights under this Agreement may be assigned to MUFG or a Lender under the Receivables Financing Agreement, consents to such assignment and to the exercise of those rights directly by MUFG or a Lender to the extent permitted by the Receivables Financing Agreement and acknowledges and agrees that MUFG, individually and as Administrative Agent, a Lender and the other Affected Persons and each of their respective successors and assigns are express third party beneficiaries of this Agreement.

SECTION 8.5    Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or Transferee pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, and the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.

SECTION 8.6    Costs and Expenses. In addition to its obligations under Section 7, each Originator, jointly and severally, agrees to pay on demand:

(a)    all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Secured Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Secured Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Secured Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Secured Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;

(b)    Other Taxes, and agrees to indemnify each Originator Indemnified Party and their respective Affiliates against any liabilities for, or resulting from any delay in paying (or failure to pay), such Taxes; and

(c)    all out-of-pocket costs and expenses (including Attorney Costs), of the Administrative Agent and the other Secured Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 8.7    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.8    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF TRANSFEREE IN THE RECEIVABLES OR RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.9    Waiver of Jury Trial. EACH ORIGINATOR AND TRANSFEREE HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 8.10    Consent to Jurisdiction; Waiver of Immunities. EACH ORIGINATOR AND TRANSFEREE HEREBY ACKNOWLEDGES AND AGREES THAT:

(a)    IT IRREVOCABLY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW

YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11    Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.06 of the Receivables Financing Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12    No Proceedings. Each Originator agrees, for the benefit of the parties to the Receivables Financing Agreement, that it will not institute against Transferee, or join any other Person in instituting against Transferee, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by Transferee to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Transferee has satisfied all obligations then due and owing under the Receivables Financing Agreement).

SECTION 8.13    No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Transferee contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Transferee.

SECTION 8.14    Intention of the Parties.

(a)    Absolute Conveyance. It is the intention of the parties to this Agreement that the Transfer of each Originator’s right, title and interest in and to the Receivables, the Related Rights and all the proceeds of all of the foregoing to Transferee pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale and/or capital contribution, as applicable, and not a loan or pledge. Each Originator and the Transferee have structured the transactions contemplated by this Agreement as a sale and/or contribution, and each Originator and the Transferee agree to treat each such transaction as “true sale” for all purposes under applicable law and accounting principles for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements)

(b)    Security Agreement. The parties hereto acknowledge and agree that pursuant to Section 1-201 of the UCC, a “security interest” includes both an interest in personal property that secures an obligation and the interest of a “buyer” of accounts and payment intangibles. Accordingly, (i) if the Transfer is characterized in a manner consistent with the intention of the parties, with respect to the interests of the Transferee as the “buyer” of accounts or payment intangibles constituting part of the Receivables and Related Rights (and all proceeds thereof) and (ii) in the event of any recharacterization by a court of competent jurisdiction under Applicable Law of the Transfer of all or any portion of the Receivables and Related Rights as a lien thereon rather than a sale or absolute contribution thereof, with respect to the lien on the Receivables and Related Rights granted to the Transferee hereunder, this Agreement is a “security agreement” (as defined in Section 9-102 of the UCC) for purposes of Article 9 of the UCC.

SECTION 8.15    Binding Terms in Other Transaction Documents. Each Originator hereby makes for the benefit of Program Support Provider, Administrative Agent, each Lender, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to any Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.

SECTION 8.16    Joint and Several Liability. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder.

SECTION 8.17    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRAEGER PELLET GRILLS LLC, as Servicer

By:	/s/ Dominic Blosil

Name:	Dominic Blosil
Title:	Chief Financial Officer

TRAEGER PELLET GRILLS LLC, as an Originator

By:	/s/ Dominic Blosil

Name:	Dominic Blosil
Title:	Chief Financial Officer

TRAEGER SPE LLC, as Transferee

By:	/s/ Dominic Blosil

Name:	Dominic Blosil
Title:	Chief Financial Officer

S-1	Purchase and Contribution Agreement (Traeger)

ANNEX 1

UCC DETAILS SCHEDULE

(1)	Traeger Pellet Grills LLC:

(a)	Chief Executive Office

(b)	Locations Where Records Are Kept

(c)	Changes in Location or Name

(d)	Federal Taxpayer ID Number

(e)	Jurisdiction of Organization

(f)	True Legal Name

(g)	Organizational Identification Number

Annex 1, Page 1

ANNEX 2

NOTICE INFORMATION

If to an Originator, to the following, as applicable:

Traeger Pellet Grills LLC

1215 E. Wilmington Ave., Suite 200

Salt Lake City, UT 84106

Attention: Andrew Rust

Telecopy: 801-456-2253

Telephone: 801-701-7180

Email: arust@traegergrills.com

If to Transferee:

Traeger SPE LLC

1215 E. Wilmington Ave., Suite 200

Salt Lake City, UT 84106

Attention: Andrew Rust

Telecopy: 801-456-2253

Telephone: 801-701-7180

Email: arust@traegergrills.com

With a copy to each Lender, each Group Agent and Administrative Agent at their respective addresses set forth in the Receivables Financing Agreement.

Annex 2, Page 1

Exhibit 2.3(d)

FORM OF SUBORDINATED NOTE

NON-NEGOTIABLE SUBORDINATED NOTE

as of [    ], 20

FOR VALUE RECEIVED, the undersigned, Traeger SPE LLC, a Delaware limited liability company (“Transferee”), promises to pay to [                    , a                     ] (“Company”), on the terms and subject to the conditions set forth herein and in the Purchase and Contribution Agreement referred to below, the aggregate unpaid amount of the Agreed Value of all Receivables and Related Rights Transferred and to be Transferred by Transferee pursuant to the Receivables Sale Agreement. Such amount as shown in the records of the Servicer shall be rebuttable presumptive evidence of the principal amount owing under this note (this “Note”).

1.    Purchase and Contribution Agreement. This note (this “Note”) is one of the Subordinated Notes described in Section 2.3(d) of, and is subject to the terms and conditions set forth in, the Purchase and Contribution Agreement, dated as of November 2, 2020 (as the same may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase and Contribution Agreement”), among Transferee, as Originator, the Originators party thereto, the Servicer and Transferee. Reference is hereby made to the Purchase and Contribution Agreement for a statement of certain other rights and obligations of Transferee and Company. In the case of any conflict between the terms of this Note and the terms of the Purchase and Contribution Agreement, the terms of the Purchase and Contribution Agreement shall control.

2.    Definitions; Interpretation. Capitalized terms used (but not defined) herein have the meanings ascribed thereto in (or by reference in) the Purchase and Contribution Agreement, and this Note shall be interpreted in accordance with Section 1.2 of the Purchase and Contribution Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” is defined in Section 7 hereof.

“Final Maturity Date” means the date that falls a year and a day after the later of (a) the related Transfer Termination Date and (b) the Final Payout Date (as defined in the Receivables Financing Agreement).

“Junior Liabilities” means all obligations of Transferee under this Note or under any other Subordinated Notes described in Section 2.3(d) of the Purchase and Contribution Agreement.

“Senior Interests” means (a) the security interest granted to Administrative Agent in the Collateral for the benefit of the Secured Parties pursuant to the Receivables Financing Agreement, (b) the Aggregate Capital, (c) all Borrower Obligations and (d) all other obligations of Transferee to the Senior Interest Holders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due on or before the Final Maturity Date.

Exhibit 2.3(d), Page 1

“Senior Interest Holders” means, collectively, each Lender, each Group Agent, the Administrative Agent and the other Affected Persons (each as defined in the Receivables Financing Agreement) and their permitted assigns.

“Subordination Provisions” is defined in Section 7 hereof.

3.    Interest. Subject to the Subordination Provisions, Transferee promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each day at a variable rate determined to be a fair market rate from time to time by and between Transferee and Company, with reference to market conditions, which rate shall in no instance be lower than the sum of 1%, plus one-month Adjusted LIBOR.

4.    Interest Payment Dates. Subject to the Subordination Provisions, Transferee shall pay accrued interest on this Note for each Settlement Period on each Settlement Date (or on such earlier date as Transferee may elect from time to time) and on the Final Maturity Date (as defined in the Receivables Financing Agreement) (or, if any such day is not a Business Day, the next succeeding Business Day). Transferee also shall pay accrued interest on the principal amount of each prepayment hereof on the date of each such prepayment.

5.    Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

6.    Principal Payment Dates. Subject to the Subordination Provisions, any unpaid principal of this Note shall be paid on the Final Maturity Date (or, if such date is not a Business Day, the next succeeding Business Day). Subject to the Subordination Provisions, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty.

7.    Subordination Provisions. The obligations under this Note are expressly subordinated in right of payment to the payment and performance of the Senior Interests, and any payment hereunder is pari passu in right of payment and performance to all other Junior Liabilities, to the extent and in the manner set forth in the following clauses of this Section 7 (the “Subordination Provisions”). Transferee covenants and agrees, and Company and any other assignee, transferee or pledgee of this Note (collectively, Company and any such other assignee, transferee or pledgee are called the “Holder”), by its acceptance of any sale, assignment, transfer or pledge of this Note, shall be deemed conclusively to have agreed for the benefit of the Senior Interest Holders, to the Subordination Provisions and the Company and each Holder by its acceptance of this Note shall be bound by such provisions:

(a)    No payment or other distribution of Transferee’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Note except to the extent such payment or other distribution is either (i) permitted under the Receivables Financing Agreement or (ii) made on or after the Final Maturity Date.

(b)    (i) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to Transferee, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of

Exhibit 2.3(d), Page 2

Transferee or any sale of all or substantially all of the assets of Transferee (such proceedings being herein collectively called “Bankruptcy Proceedings”), and (ii) on and after the occurrence of the related Transfer Termination Date, the Senior Interests shall first be indefeasibly paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Note. In order to implement the foregoing: (A) all payments and distributions of any kind or character in respect of this Note to which the Holder would be entitled except for this subsection 7(b) shall be made directly to Administrative Agent (for the benefit of the Senior Interest Holders); (B) if the Holder shall timely file a claim or claims in any Bankruptcy Proceeding for any outstanding amount owed under this Note (and if the Holder does not timely do so, the Administrative Agent may), all payments and other distributions in respect thereof shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash and (C) the Holder hereby irrevocably agrees that Administrative Agent, in the name of the Holder or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceeding with respect to any and all claims of the Holder relating to this Note, in each case until the Senior Interests shall have been indefeasibly paid and performed in full and in cash. All payments and distributions received by Administrative Agent in respect of this Note, to the extent received in or converted into cash, may be applied by Administrative Agent (for the benefit of the Senior Interest Holders) first, to the payment of any and all expenses (including, without limitation, attorneys’ fees and other legal expenses) paid or incurred by Administrative Agent or the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and second, any balance thereof shall, solely as between any Holder (including Company hereunder) and the Senior Interest Holders, be applied by Administrative Agent toward the payment of the Senior Interests in a manner determined by Administrative Agent to be in accordance with the Receivables Financing Agreement; but as between Transferee and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests.

(c)    In the event that the Holder receives any payment or other distribution of any kind or character from Transferee or from any other source whatsoever, in respect of this Note, other than as expressly permitted by the terms of this Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall immediately be turned over in cash by the Holder to Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests have been indefeasibly paid and performed in full and in cash.

(d)    Upon the indefeasible payment and performance in full and in cash of all Senior Interests, the Holder shall be subrogated to the rights of the Senior Interest Holders to receive payments or distributions from Transferee that are applicable to the Senior Interests until this Note is indefeasibly paid and performed in full and in cash.

(e)    These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in the Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between Transferee, its creditors (other than the Senior Interest Holders) and the Holder, Transferee’s obligation, which is unconditional and absolute, to pay this Note as and when the same shall become due and payable in accordance with the terms hereof and of the Purchase and Contribution Agreement or to affect the relative rights of the Holder and creditors of Transferee (other than the Senior Interest Holders).

Exhibit 2.3(d), Page 3

(f)    Holder shall not, until the Senior Interests have been indefeasibly paid and performed in full and in cash: (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of Transferee, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Note, or any rights in respect thereof or (ii) convert this Note into an equity interest in Transferee, unless, in the case of each of clauses (i) and (ii) above, Holder shall have received the prior written consent of Administrative Agent.

(g)    The Holder shall not commence, or join with any other Person in commencing, any Bankruptcy Proceeding with respect to Transferee until at least one year and one day shall have passed since the Senior Interests shall have been indefeasibly paid and performed in full and in cash.

(h)    If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with any Bankruptcy Proceeding or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(i)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(j)    The Holder agrees that this Note shall be pari passu with all other Junior Liabilities.

(k)    The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon the Senior Interests, or any thereof, or any security therefor.

Exhibit 2.3(d), Page 4

(l)    Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor.

(m)    These Subordination Provisions constitute a continuing offer from Transferee to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

8.    Cumulative Remedies; Amendments, Etc. No failure or delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, restatement, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by Transferee and the Holder and acknowledged and agreed to by Administrative Agent, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

9.    Limitation on Interest. Notwithstanding anything in this Note to the contrary, Transferee shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum interest rate that may be contracted for, charged or received without violating applicable federal or state law.

10.    Negotiation. This Note is not negotiable.

11.    Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

12.    Captions. Paragraph captions used in this Note are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Note.

13.    Intent of the Parties. Transferee and Company have structured this Note with the intention that the obligations of Transferee hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). Transferee and Company agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law.

[Signature Follows]

Exhibit 2.3(d), Page 5

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date hereof.

TRAEGER SPE LLC

By:
Name:
Title:

Exhibit 2.3(d), Page 6